Exhibit 10.98
INVESTMENT MANAGEMENT AGREEMENT
     This Investment Management Agreement (this “Agreement”) is made and entered into this lst day of January 2010 by and between America First Insurance Company (the “Company”), a New Hampshire stock insurance company and Liberty Mutual Group Inc. (the “Advisor”), a Massachusetts corporation.
     WHEREAS, the Company desires to enter into a contract for the purpose of appointing the Advisor to manage the assets of its investment portfolios in accordance with the terms hereof; and
     WHEREAS, the Advisor is willing to manage the assets of the Company’s investment portfolios in accordance with the terms hereof;
     NOW, THEREFORE, the Company and the Advisor hereby agree as follows:
1. Appointment. The Company hereby authorizes and appoints the Advisor as its investment advisor and, as its agent and attorney-in-fact, to exercise the investment discretion set forth below with respect to the assets of the Company’s investment portfolios, excluding those accounts managed by other investment managers (collectively, the “Investment Portfolios”) and the cash, securities or other property contained therein from time to time. The Company hereby authorizes and appoints the Advisor, as its agent and attorney-in-fact, to (i) execute all documentation on the Company’s behalf necessary to open additional accounts in the Company’s name to facilitate investments made within the investment discretion set forth in the Investment Guidelines, as defined below, and (ii) to execute all documentation, on the Company’s behalf, to facilitate investment in securities for the Company’s Investment Portfolios.
2. Scope of Authorization for Investment Discretion. The Advisor shall manage the Company’s Investment Portfolios in accordance with the investment policy and guidelines set forth on Appendices A and B respectively (such guidelines, the “Investment Guidelines”), as such may be amended from time-to-time by written agreement between the parties hereto. In connection therewith, the Advisor shall have full power to supervise and direct the investment and reinvestment of the cash, securities and other assets and to engage in such transactions on behalf of the Company as the Advisor may deem appropriate, in the Advisor’s absolute discretion and without prior consultation with the Company, subject only to this Agreement and the Investment Guidelines. The Company hereby acknowledges that the Advisor need not seek approval prior to engaging in any transaction where such transaction complies with the terms and conditions of the Investment Guidelines. The Company acknowledges that performance objectives referred to in Appendices A and B are intended as goals and not as an assurance or guarantee of performance.
The cash and assets of the Company shall be held by third-party custodian(s) that have agreed to act as custodian(s) for the Company in accordance with the Advisor’s instructions. The Advisor shall at no time have custody or physical control of the Company’s assets, and the Advisor shall not be liable for any act or omission of the custodian(s). The Advisor may give instructions to the custodian(s), in writing or orally. The Company shall instruct the custodian to provide the Advisor with such periodic reports concerning the status of any Company account as the Advisor may reasonably request from time to time.
In performing its duties under this Agreement, the Advisor will act in the interests of the Company, except as otherwise provided herein. The Advisor will not deal with the assets in the Company’s Account in its own interest or for its own account and, in particular, will not, without prior written consent of the Company, as principal, sell assets to, purchase assets from, or borrow money or other property from the Company’s Account.
Without limiting the foregoing, the Company hereby authorizes the Advisor:
     (a) to act as the Company’s agent and attorney-in-fact with respect to the Company’s Investment Portfolios and to have complete discretionary control over the composition of the Investment Portfolios, including the power to make such acquisitions and disposals of investments as the Advisor considers appropriate, but always in accordance with the Investment Guidelines;
     (b) to issue to brokers instructions to buy or to sell or otherwise trade in or deal with any asset in the Investment Portfolios;
     (c) to instruct any custodian of any asset in the Investment Portfolios to deliver any security or other asset sold, exchanged or otherwise disposed of from the Investment Portfolios;
     (d) to pay any fee incurred on behalf of the Company in providing services under this Agreement, including commission expenses, attendant Securities and Exchange Commission transaction fees and National Association of Insurance Commissioners transaction fees which shall be paid from the Investment Portfolios in the conventional manner;
     (e) to delegate any of its responsibilities, duties and authority set forth herein to, or otherwise to utilize the investment management services of, any of its affiliates provided that the Advisor will be fully accountable for any acts or omissions of an affiliate pursuant to such an arrangement, as if such acts or omissions were its own;
     (f) to place any securities on deposit with any governmental authority as may be necessary or desirable to comply with applicable law, and to substitute other securities in their place;
     (g) to perform any other act necessary or desirable to enable the Advisor to carry out its obligations under this Agreement; and
     (h) unless directed otherwise by the Company, to vote proxies on behalf of the Investment Portfolios, solicited by or with respect to the issuers of securities in which the assets of the Investment Portfolios may be invested, pursuant to proxy voting guidelines maintained by the Advisor.
3. Reports and Compliance. Advisor shall promptly furnish to or place at the disposal of the Company, as appropriate, such information, reports, evaluations, analysis, and opinions as the Company may, at any time or from time to time, reasonably request. Additionally, Advisor shall furnish such information, reports and evaluations as the Company may from time to time reasonably request which may be necessary or appropriate in order to enable the Company to maintain oversight over the Investment Portfolios and assure compliance with the Investment Guidelines.
4. Fees. The Advisor shall be entitled to compensation for its services hereunder as set forth in Appendix C attached hereto, and which is made part of this Agreement. Commission expenses and attendant Securities and Exchange Commission transaction fees resulting from transactions executed on behalf of the Company shall be paid from the Investment Portfolios’ assets. Compensation amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.
5. Limits on Advisor Responsibility.
     (a) The Advisor shall not be responsible for the solvency of or the performance of the obligations of any third party bank, clearing organization, broker, intermediary, nominee or agent appointed or employed by the Advisor in good faith for the performance of its duties but the Advisor shall assign to the Company such rights (if any) as the Advisor may have against such person in the event of the insolvency of any of the above or its failure properly to perform such obligations and shall give, without further compensation, such assistance as the Company may reasonably require to exercise such rights.
     (b) The Advisor shall be fully protected in acting and relying upon any written advice, certificate, notice, instruction, request or other paper or document which the Advisor in good faith believes to be genuine and to have been signed or presented by an authorized person or other proper party or parties, and may assume that any person purporting to give such written advice or other paper or document has been duly authorized to do so unless contrary instructions have been delivered to the Advisor by the Company.
     (c) The Advisor shall not be liable to the Company for any acts or omissions by the Advisor, its employees and agents under and in connection with this Agreement, except by reason of acts or omission constituting gross negligence, willful misconduct or fraud on the part of the Advisor, including its employees. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed to provide for the exculpation of the Advisor or any affiliate from any liability to the extent that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 5 to the fullest extent permitted by law.
     (d) The Company shall reimburse and indemnify the Advisor for, and hold it harmless against, any loss, liability or expense, including, without limit, reasonable counsel fees, incurred on the part of the Advisor arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement unless such loss, liability or expense is the result of acts or omissions by the Advisor constituting gross negligence, willful misconduct or fraud; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities or other laws.
6. Representations and Agreements.
     (a) The Advisor represents to and agrees with the Company that:
          (1) the terms of this Agreement do not violate any obligation by which the Advisor is bound, whether arising by contract, operation of law or regulation, or otherwise;
          (2) this Agreement has been duly authorized, executed and delivered by the Advisor and constitutes a legal, valid and binding agreement of the Advisor enforceable in accordance with its terms, and the Advisor has full power and authority to enter into this Agreement and to perform its duties hereunder;

          (3) it shall maintain at all times during the term of this Agreement competent personnel to perform the duties required of it hereunder, and the Advisor’s expenses in connection therewith shall be borne by the Advisor; and
          (4) the representations and warranties contained herein shall continue and remain in effect during the term of this Agreement, and, if at any time during the term of this Agreement any event occurred which would make any of these foregoing representations untrue, incomplete or inaccurate in any respect, the Advisor will promptly notify the Company of such event.
     (b) The Company represents to and agrees with the Advisor that:
          (1) the terms of this Agreement do not violate any obligation by which the Company is bound, whether arising by contract, operation of law or regulation, or otherwise;
          (2) the Company is the sole owner of the assets covered hereby and such assets are free and clear of any and all liens and restrictions on their transfer or sale, except for applicable transfer restrictions under various securities laws;
          (3) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms, and the Company has full power and authority to enter into this Agreement and to perform its duties hereunder;
          (4) the Investment Portfolios are not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
          (5) it is not a “Benefit Plan Investor,” as defined under ERISA;
          (6) the Company will deliver or cause to be delivered to the Advisor in writing, all the information, documents and instruments that the Advisor may reasonably request in order to perform its duties hereunder; and
          (7) the representations and warranties contained herein shall continue and remain in effect during the term of this Agreement, and, if at any time during the term of this Agreement any event occurred which would make any of these foregoing representations untrue, incomplete or inaccurate in any respect, the Company will promptly notify the Advisor of such event.
7. Acknowledgements and Consents. The Company acknowledges that:
     (a) the Advisor may place orders for the execution of transactions with or through such brokers, dealers or banks as the Advisor may select in its sole discretion. In selecting such broker, Advisor will give primary consideration to obtaining the most favorable price and efficient execution. The Advisor may consider, in addition, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities and Exchange Act of 1934, as amended) provided by brokers and dealers that may benefit the Company. The Advisor may, and is authorized to, consistent with its duty of best execution and in compliance with all applicable securities laws, pay a commission for executing a transaction which may be greater than the amount of the commission another broker or dealer might have charged for effecting that transaction, provided that the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided. Subject to the foregoing, the Company acknowledges that such research services rendered may be useful in providing services to clients other than the Company, and that not all such information will necessarily be used by the Advisor in connection with rendering services to the Company. The Company understands and agrees that it will not direct brokerage, and that the choice of brokers is in the Advisor’s sole discretion;
     (b) (i) the Advisor acts as adviser to other clients and may give advice, and take action, with respect to any of those clients which may differ from the advice given, or the time or nature of action taken, with respect to the Company’s Account; (ii) where there is a limited supply of a security, the Advisor will use its best efforts to allocate or rotate investment opportunities in a fair and equitable manner, and the Company acknowledges that the Advisor cannot assure, and assumes no responsibility for, equality among all accounts and customers; (iii) affiliates of the Advisor and officers, directors and employees of the Advisor and such affiliates of the Advisor may engage in transactions, or cause or advise other customers to engage in transactions, which may differ from or be identical to transactions engaged in by the Advisor for the Investment Portfolios and the Company acknowledges that the Advisor and affiliates of the Advisor and officers, directors and employees of the Advisor and such affiliates of the Advisor may at any time acquire, increase, decrease or dispose of positions in securities or other assets which are, at the same time being acquired, held or disposed of for the Company’s Account; and (iv) the Advisor shall not have any obligation to recommend any transaction or initiate the purchase or sale of any security or other asset for the Investment Portfolios which any of such affiliates or any of the officers, directors or employees of Advisor or such affiliates may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law;
     (c) from time to time the Advisor may determine, in its reasonable judgment, to sell a security for the Company that certain of the Advisor’s investment advisory clients or the clients of its affiliated broker-dealer wishes to buy, or buy a security that certain of the Advisor’s investment advisory clients or the clients of its affiliated broker-dealer wishes to sell. Such an agency-cross transaction could result in the payment of fees to the Advisor by both the Company and such other client. By execution of this agreement, the Company authorizes and grants consent to the Advisor to participate in agency-cross transactions involving the Investment Portfolios. The Company may revoke its consent at any time by written notice to the Advisor; and
     (d) the Advisor may aggregate sales and purchase orders for the Company’s Account with similar orders being made concurrently for other accounts managed by the Advisor, if in the Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to the Company’s Account, taking into consideration the selling or purchase price, brokerage commission and other expenses; in such case the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the Company’s Account.
8. Termination. This Agreement may be terminated by the Advisor upon 180 days written notice to the Company, and terminated by the Company at any time upon written notice to the Advisor, termination effective upon receipt of such notice by the Advisor (the “Termination Date”). Upon termination, the Advisor shall have no further investment management responsibility for assets in the Account, but shall have reasonable time, not to exceed 90 days, to transfer assets to a custodian of the Company’s selection. The fee payable to the Advisor pursuant hereto will be prorated to the Termination Date and any unearned portion of prepaid fees will be refunded to the Company.

9. Enforceability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Agreement shall be construed and enforced as if such provisions had not been included.
10. Assignment. No assignment of this Agreement, including by operation of law, may be made by any party to this Agreement without the consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.
11. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, or another nationally recognized arbitration association mutually agreed upon by the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. All arbitration expenses shall be borne equally by the Advisor and the Company. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 do not constitute a waiver of any right provided by any applicable law, including the right to choose the forum, whether arbitration or adjudication, in which to seek resolution of disputes.
12. Governing Law. This Agreement shall be construed in accordance with applicable federal law and, to the extent not preempted, the laws of The Commonwealth of Massachusetts without regard to its conflict of laws principles.
13. Counterparts and Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.
14. Entire Agreement/Amendment. This Agreement, including the Appendices hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement, including the Appendices hereto, may not be amended except in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Management Agreement to be executed as of the date set forth above.

America First Insurance Company
By:
	Name:	Michael J. Fallon
	Title:	Vice President, Chief Financial Officer and Treasurer

Liberty Mutual Group Inc.
By:
	Name:	Alexander Fontanes
	Title:	Executive Vice President and Chief Investment Officer

Appendix A
STATEMENT OF INVESTMENT POLICY
The investment policy of the Company, like that of the other portfolios managed for the accounts of Liberty Mutual Insurance Group (“LMIG”), has been formulated with two basic tenets in mind. First, as a property and casualty insurance company, the primary purpose of the investment portfolio is to support the company’s insurance operations and to be consistent with the company’s objectives for long-term financial strength in order to meet its obligations to policyholders. Second, as an insurance company, the preponderance of risk assumed should be in the underwriting of the company’s insurance products, not in the investment of its assets. Within these broad risk parameters, management of the portfolio will focus on maximizing the long-term after-tax total rate of return on invested assets through disciplined asset allocation and security selection, balanced with the need for the portfolio to produce investment income, stable cash flow, and sufficient liquidity. Asset management should also provide safety through adequate diversification of risk, the preservation of principal, and the avoidance of unacceptable levels of asset/liability mismatches. Within this context, individual investment decisions will be based on fundamental economic, financial, credit and security analysis/selection combined with relative value considerations among securities and market sectors. The specific terms and conditions of individual securities and the specific asset’s fit within the total portfolio framework will be evaluated prior to investment. The overall policy will be managed through adherence to a set of broadly defined policy guidelines designed to give the Advisor discretion in meeting portfolio objectives. This investment policy and the investment guidelines, all of which will be reviewed on a periodic basis in conjunction with changing regulatory and business requirements, are subject to the final approval of the Company’s Board of Directors or a duly appointed and authorized committee thereof.
The ongoing implementation of the investment policy will be the responsibility of the Advisor through the authority granted by the Company’s Board of Directors. The Advisor consists of the same group of investment professionals responsible for managing the other insurance companies investment assets of LMIG, currently totaling over $50.0 billion. As such, the implementation and maintenance of the investment policy will occur within the same basic framework, as LMIG’s other portfolios and adjusted, when and where appropriate, to accommodate the specific requirements of the Company. All investment related decisions and transactions will be implemented by those individuals with proven abilities to do so effectively and that have been granted that authority by the Company’s Board of Directors through the Chief Investment Officer of LMIG. All investment transactions will be reported to the Board at the regularly scheduled meetings.

Appendix B
INVESTMENT GUIDELINES
The investments will be managed on a fully discretionary basis, subject to the guidelines and constraints described below and in a manner consistent with the overall policy framework. Table 1 below presents broad policy guidelines as to the percent of total long-term assets that may be invested in any particular asset category. The level of exposure within the established range will be governed by the fundamental long-term outlook for total returns within the given asset category in relation to assessed risk combined with shorter-term tactical or technical issues. The Advisor may invest up to ten percent of invested assets in assets not falling within the investments authorized below provided that the investment is permitted under applicable state regulations and the transaction is reported to the Board of Directors of the Company or the authorized committee thereof at its next regularly scheduled meeting.
Table 1
Asset Category Guidelines

Maximum % of
Asset Category	Invested Assets or Surplus	Limits Within Asset Category
Debt Obligations:

U.S Government / Agency — Any Direct Obligations & Guaranteed Issues Carrying Full Faith and Credit (Includes Small Business Administration (“SBA’s”) and Government National Mortgage Association (“GNMA”) Pass-Throughs and Commercial Mortgage Obligations (“CMOs”)
	Up to 100% of invested assets	None

U.S. Agencies & Government Sponsored Enterprises — Any Direct Obligations & Guaranteed Issues (Excluding Mortgage Backed Securities (“MBS”) & CMOs Which are Not Full Faith & Credit	Up to 50% of invested assets	15% of invested assets per issuer

MBS & CMO of U.S. Agencies & Government Sponsored Enterprises	Up to 35% of invested assets	20% of invested assets for FNMA and 20% for FHLMC

Non-Agency / Non-Government Sponsored Enterprise Asset Based Securities (“ABS”), Commercial Mortgage Backed Securities (“CMBS”) & Commercial Mortgage Loans	Up to 25% of invested assets	2% of invested assets per deal

Municipal Obligations	Up to 65% of invested assets	5% of invested assets per issuer

Corporates:

Investment Grade (includes foreign governments)	Up to 60% of invested assets	5% of invested assets per issuer

Maximum % of
Asset Category	Invested Assets or Surplus	Limits Within Asset Category
Noninvestment Grade (includes foreign governments)	Lesser of 10% of invested assets or 50% of surplus	0.5% of investment assets per issuer (at time of purchase) or 2% of invested assets per issuer (if due to downgrade)

Equities:

Public Common Securities	Lesser of 10% of invested assets or 50% of surplus	2% of invested assets per issuer

Preferred Securities/Direct Investment	Up to 10% of invested assets	2% of invested assets per issuer

Limited Partnerships, LLC’s or other investment fund vehicle.	Lesser of 10% of invested assets or 50% of surplus	Limited partnerships limitation of 5% aggregate

Short-Term Obligations:

Cash Equivalents or Short-Terms	Up to 100% of invested assets	None
Notwithstanding anything herein to the contrary, the portfolio will at all times be maintained in compliance with the statutes of the Company’s state of domicile.
Exposure to all categories with surplus restriction will not exceed 50% of surplus.
Maturity Constraints: The duration of the Company holdings of debt obligations will be managed commensurate with the general terms of its liabilities.
Credit Quality: The overall credit quality of the Company holdings of debt obligations will not be below BBB.
Concentration Benefits: If the Company can achieve a specific monetary, regulatory, or other benefit by concentrating assets above the amounts given in these guidelines, then, if consistent with state law, the Company may exceed these guidelines upon approval by the Company’s Chief Investment Officer.
OTHER AUTHORIZED INVESTMENT PRACTICES
1.	Reverse repurchase-agreements may be entered into for purposes of liquidity management and yield enhancement to the degree that the total amount outstanding does not exceed 25% of portfolio assets and the original term does not exceed 90 days. Such reverse repurchase agreements will be executed in a manner consistent with standard industry practices regarding the pledging of collateral, marking-to-market, et cetera.

2.	Lending of portfolio securities will be permitted in any amount up to 40% of portfolio assets and subject to constraints and provisions as may be agreed upon in a securities lending agreement with an agent of the portfolio manager’s choice or may be conducted directly by the portfolio manager. In any event, all securities lending activities will be conducted in accordance with the guidelines outlined in Addendum A, attached hereto.

3.	Mortgage-Backed Securities dollar rolls will be permitted in an amount up to 25% of total holdings of eligible mortgage-backed securities.
In no event shall the aggregate amount of reverse repurchase agreements, securities lending transactions, and mortgage-backed securities dollar rolls exceed 40% of the portfolio at the time any commitments are made.

Addendum A
Securities Lending Program
The proposed lending program would be structured along the following lines:
•	Lending Activity will remain secondary to the active management of the company’s portfolios reflecting its role as an enhancement to portfolio income rather than an alternative investment strategy.

•	Lending will be subject to the following constraints:
(1)	No more than 40% of total assets holdings will be on loan at any point in time.

(2)	Combined securities lending, dollar-roll, and reverse repurchase activity will not exceed 40% of total holdings.
•	Exposure to any single borrower from securities lending, excluding repurchase agreements done as collateral investments will be limited to 5% of total asset holdings.

•	Collateral investments other than repurchase agreements and short-term bank obligations will be restricted to security types in which the portfolios would normally invest. In addition, leveraged MBS (mortgage backed securities) products (e.g. IO’s, PO’s, Inverse Floaters, etc.) will be excluded as repurchase collateral.

•	Collateral investments will be limited to U.S. dollar-denominated obligations. Investments of cash collateral may be made in issuers having a split short-term rating, provided that no portion of the rating is below A2/P2. Foreign issuers will be limited to banks with the further restrictions that these issuers must carry a minimum single “A” long-term rating.

•	Letter of Credit will not be taken as collateral.

•	Lending activity and Collateral reports will be generated on a weekly basis.

Appendix C
to
Investment Management Agreement
by and among
America First Insurance Company
and
Liberty Mutual Group Inc.
Compensation
Advisor shall receive a quarterly management fee calculated as follows:
{(the market value under US GAAP of all cash and securities in the Company Account on the first day of each calendar quarter plus the market value under US GAAP of all cash and securities in the Company Account on the last day of that same calendar quarter) divided by two} times .00045.
For the purposes of the above calculations, the market value of the securities shall be determined as of the close of business on the first and last days of each quarter.
Company shall be responsible for all custody related charges and wire transfer fees originating from the custody account.